Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 10, 2022 relating to the financial statements of Limoneira Company and the effectiveness of Limoneira Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Limoneira Company for the year ended October 31, 2021.

/s/ Deloitte & Touche, LLP

Los Angeles, CA

March 23, 2022